Exhibit 5.4

Baker & Hostetler LLP

1000 Louisiana
Suite 2000
Houston, TX 77002-5009

T 713.751.1600
July 6, 2007	F 713.751.1717
www.bakerlaw.com

Aleris International Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122-7392

Ladies and Gentlemen:

We have acted as local counsel in connection with reviewing the authorization of the Exchange Note Guarantees (defined below) by the following subsidiaries of Aleris International, Inc., a Delaware corporation (“Aleris”): AWT Properties, Inc., an Ohio corporation (“AWT”), Commonwealth Aluminum Concast, Inc., an Ohio corporation (“Commonwealth”), ETS Schaefer Corporation, an Ohio corporation (“ETS”), Rock Creek Aluminum, Inc., an Ohio corporation (“Rock Creek”), U.S. Zinc Export Corporation, a Texas corporation (“Zinc”), and IMCO Management Partnership, L.P., a Texas limited partnership (“IMCO” and, together with AWT, Commonwealth, ETS, Rock Creek and Zinc, the “Subsidiary Guarantors”).

Aleris issued $600.0 million of 9%/9 3/4% Senior Notes due 2014 ( the “Senior Notes”) pursuant to an indenture dated December 19, 2006 (the “Senior Notes Indenture”) and $400.0 million of 10% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes” and, together with the Senior Notes, the “Original Notes”) pursuant to an indenture dated December 19, 2006 (the “Senior Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”) in a private offering pursuant to Rule 144A and/or Regulation S under the Securities Act of 1933, as amended (the “Act”). The Subsidiary Guarantors, among others, guaranteed the Original Notes (the “Original Note Guarantees”) pursuant to the terms of the Indentures. Aleris intends to effect an exchange offer (the “Exchange Offer”) to exchange the Original Notes and the Original Note Guarantees for notes (the “Exchange Notes”) and guarantees (the “Exchange Note Guarantees”), and in connection therewith, to file a Registration Statement with the Securities and Exchange Commission (the “Commission”) on Form S-4 on the date hereof (the “Registration Statement”).

As the basis for the conclusions expressed in these opinions, we have made such investigations as we deem necessary or appropriate and have reviewed and relied upon the following:

A. the Registration Statement and the preliminary prospectus included therein;

Cincinnati Cleveland Columbus Costa Mesa Denver Houston Los Angeles New York Orlando Washington, DC

July 6, 2007

B. Executed copies of the Indentures;

C. The form of the Original Note;

D. The form of the Exchange Note;

E. Copies of the Articles of Incorporation, Certificate of Limited Partnership, Bylaws, Code of Regulations and Partnership Agreement, as applicable, all as amended (if applicable), of the Subsidiary Guarantors;

F. Copies of the resolutions of the Subsidiary Guarantors relating to the Original Note Guarantees and the Exchange Note Guarantees;

G. Incumbency Certificates and Secretary’s Certificates of each of the Subsidiary Guarantors certifying as to the Articles of Incorporation, Certificate of Limited Partnership, Bylaws, Code of Regulations, Partnership Agreement and resolutions of the Subsidiary Guarantors; and

H. Such applicable statutes and regulations of the States of Texas and Ohio as we deemed necessary under customary practice to enable us to render the opinions contained herein.

In our examinations of the foregoing, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed, and without independent investigation have relied upon, the factual accuracy of the representations, warranties and other information contained in the items we examined.

Based on and subject to the foregoing, and further subject to the comments, assumptions, exceptions, qualifications and limitations set forth below, we are of the opinion that:

1. The Subsidiary Guarantors are validly existing as corporations or partnerships, as the case may be, and the Subsidiary Guarantors that are corporations are in good standing, under the laws of their respective states of incorporation.

2. The Subsidiary Guarantors have the corporate or limited partnership (as applicable) power and authority to execute and deliver the Exchange Note Guarantees and to perform their obligations thereunder.

3. The Exchange Note Guarantees, including the execution and delivery thereof, have been duly authorized by the respective Subsidiary Guarantors and the Indenture has been authorized, executed and delivered by the Subsidiary Guarantors.

July 6, 2007

The opinions expressed herein are further based on and subject to the comments, assumptions, limitations, qualifications and exceptions set forth below:

(a) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Ohio and the State of Texas.

(b) In rendering the opinion set forth in paragraph 1 above with respect to the existence and good standing of the Subsidiary Guarantors, we have relied solely on certificates of authorities in the states of organization or formation of the Subsidiary Guarantors that this firm reviewed.

(c) In rendering the opinion set forth in paragraph 3 above with respect to the execution and delivery of the Indentures, this firm has relied solely on certificates of officers of the respective Subsidiary Guarantors as to the execution and delivery of the Indentures.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, this firm does not admit that it is within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

This opinion letter is limited to the matters stated herein and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are given as of the date hereof and we undertake no obligations to supplement this letter if any applicable law changes after such date or if we become aware of any facts that might change the opinions expressed herein after such date or for any other reason.

Sincerely,

/s/ Baker & Hostetler LLP
Baker & Hostetler LLP